Exhibit 10.2

SECURED TERM PROMISSORY NOTE

$7,500,000	Advance Date; October 25, 2006
Maturity Date: April 1, 2010

FOR VALUE RECEIVED, PONIARD PHARMACEUTICALS, INC., a Washington corporation, for itself and each of its Subsidiaries (the “Borrower”) hereby promises to pay to the order of Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., or the holder of this Note (the “Lender”) in care of Silicon Valley Bank, as agent under the Loan Agreement (as defined below), 3003 Tasman Drive, Santa Clara CA 95054 or such other place of payment as the holder of this Secured Term Promissory Note (this “Promissory Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of Seven Million Five Hundred Thousand Dollars ($7,500,000) or such other principal amount as Lender has advanced to Borrower, together with interest at a fixed rate equal to the U.S. Treasury Note yield to maturity for a term equal to thirty-six months in effect on the Advance Date above and as then reported in the Wall Street Journal, plus 3.00% per annum (or if and when applicable, at a rate equal to the ”Default Rate” specified in Section 2.3(b) of the Loan Agreement referenced below)  based upon a year consisting of 360 days, with interest computed daily based on the actual number of days in each month until the principal balance is paid in full.

This Promissory Note is executed and delivered in connection with that certain Loan and Security Agreement dated October 25, 2006, by and among Borrower, Silicon Valley Bank, as agent for the Lenders, and Silicon Valley Bank and Merrill Lynch Capital, as Lenders (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof.  All payments shall be made in accordance with the Loan Agreement.  All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein.  An Event of Default under the Loan Agreement shall constitute a default under this Promissory Note, and upon any such Event of Default and default, all principal and interest and other obligations owing under this Promissory Note may be accelerated and declared immediately due and payable as provided for in the Loan Agreement.  Reference to the Loan Agreement shall not affect or impair the absolute and unconditional obligation of the Borrower to pay all principal and interest and premium, if any, under this Promissory Note upon demand or as otherwise provided herein

Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law.   Borrower agrees to make all payments under this Promissory Note without setoff, recoupment or deduction and regardless of any counterclaim or defense.  This Promissory Note has been negotiated and delivered to Lender and is payable in the State of California.  This Promissory Note shall be governed by and construed and enforced in accordance with, the laws of the State of California, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.  Without limiting the generality of the preceding paragraph, the provisions of Section 12 of the Loan Agreement regarding jurisdiction, venue and jury trial waiver are incorporated herein.

PONIARD PHARMACEUTICALS, INC.

By:	/S/ Gerald McMahon
Title:	Gerald McMahon
Chairman, President and
Chief Executive Officer